Exhibit 21.1
List of subsidiaries of Trustwave Holdings, Inc.

Name	Jurisdiction of Incorporation
TrustWave Corporation	Delaware

Trustwave Government Solutions, Inc.	Delaware

Intellitactics, Inc.	Ontario, Canada

TW Breach Security, Inc.	Delaware

Breach Security, Ltd.	Israel

Breach Security (UK), Ltd.	United Kingdom

Trustwave Intermediate, Inc.	Delaware

TW Vericept Corporation	Delaware

Trustwave do Brasil Segurança da Informação e Conformidade Limitada	Brazil

Trustwave Colombia Sucursal de Sociedad Extranjera	Colombia

Trustwave Subsidiary, LLC	Illinois

Servicios Tecnológicos Trustwave Chile Limitada	Chile

Trustwave México S.A. de C.V.	Mexico

Trustwave Holdings, Ltd.	United Kingdom

Trustwave, Ltd.	United Kingdom

Trustwave Security Solutions Proprietary, Ltd.	South Africa

Trustwave Sweden	Sweden

Trustwave Information Security and Compliance India Private Limited	India

Trustwave Asia Pacific Ltd.	Hong Kong

Trustwave Pte. Ltd.	Singapore

Trustwave Pte. Ltd. (Australia Resident Office)	Australia

Trustwave Pte. Ltd. (Shanghai Representative Office)	China

TWH Australia Pty Ltd.	Australia

Trustwave Trading Shanghai, Ltd.	China